CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Medis Technologies Ltd.		The Equity Group Inc.
Robert K. Lifton		Adam Prior (212) 836-9606
Chairman & CEO		Devin Sullivan (212) 836-9608
(212) 935-8484

MEDIS TECHNOLOGIES REPORTS SECOND QUARTER RESULTS

New York, NY - August 8, 2006 - Medis Technologies Ltd. (NASDAQ:MDTL) reported financial results today for the second quarter and six months ended June 30, 2006. In both periods the results were impacted by non-cash items relating to the common share exchange for senior convertible debentures, as noted below. For the quarter ended June 30, 2006, the net loss was $13,722,000 or $.44 per share based on 31,030,842 weighted average shares, compared to a net loss of $3,745,000 or $.14 per share based on 27,304,890 weighted average shares for the quarter ended June 30, 2005. For the six months ended June 30, 2006, the net loss was $19,618,000, or $.66 per share, based on 29,637,781 weighted average shares, compared to a net loss of $8,713,000, or $.32 per share, based on 27,197,012 weighted average shares for the six months ended June 30, 2005. During both the quarter and six months ended June 30, 2006, the Company incurred costs aggregating $8,491,000 (including $8,266,000 as the value of shares issued in lieu of future interest payments) related to the April and May 2006 exchanges of its common stock for all $49,000,000 of its then outstanding senior convertible notes, as well interest expense prior to the exchanges of approximately $150,000 and $1,000,000 during the quarter and six months ended June 30, 2006, respectively. Going forward, the Company has been relieved of the interest payments on its senior convertible notes as a result of the exchanges. During the periods, the Company continued to move forward with its production and marketing programs of its fuel cell Power Packs including operating its semi automated production line, distributing its Power Pack to potential customers and making progress in constructing its fully automated high volume production line.

“Taking into account non-cash expenses for shares issued in lieu of future interest payments in connection with the exchange of shares for our senior convertible notes, our report for this quarter is in line with our expectations,” said Robert K. Lifton, Chairman and CEO of Medis Technologies. “During this past quarter we saw increasing expenditures as we continue to move forward on establishing our production facilities and our marketing programs for the Medis "24/7" Power Pack. Funding increased for the production of Power Packs on our semi-automated line which are being used in our marketing programs, discussed below, as well as for the construction of our production facilities, which include our fully automated production line being constructed by Ismeca in Switzerland and to be operated in Ireland by Celestica. We can anticipate that funding outlays will increase further, particularly as progress payments to Ismeca accelerate with the advancing construction of the automated production line.

We are now well along in implementing the marketing program we launched at the end of June which involves distributing “24/7” Power Packs made on our semi-automated line to introduce our product to our potential customers and to build demand for it in various markets. Our first focus for using those Power Packs has been on generating meetings by our marketing team with mobile service providers, and other potential customers to demonstrate the Power Pack and to give them Power Packs for their use. The responses to those meetings have been very gratifying, and in some cases, the companies that we gave Power Packs to are having their sales force introduce Power Packs to their own customers. During this month we expect meetings with the remaining major service providers in the United States

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and meeting with important service providers in Europe and then we plan to expand such meetings in other parts of the world. Power Packs are also currently being shipped to other potential customers who have signed on to our web site “mypowertoday.com” and who advised us of the devices they want to charge. In forthcoming weeks, as we get closer to placing our Power Packs for sale in selected retail stores, we plan to increase deliveries to members of the media and to political figures to seek media coverage that ties in with the availability of our product in the marketplace.

While this marketing program is going on, our team is diligently preparing for the Underwriters Laboratories test process planned for the September-October time frame. In preparation for those tests, we have completed testing hundreds of Power Packs at Celestica’s facility in Spain on special equipment for measuring test results, including temperature cycling regime from -40 degrees C to +70 degrees C, vibration, altitude and drop tests. These tests already demonstrate the robustness of the “24/7” Power Pack. We have also successfully completed testing 120 Power Packs for military specifications. During the September-October period, the service providers and OEM customers will also be able to test the Power Packs in their own laboratories. Once UL testing is satisfied we plan to start limited shipments from our semi-automated line to selected retail outlets to start creating consumer demand -the so-called ”tipping point.”

As we have noted previously, based on the initial responses from some of our potential customers, we have begun the process of ordering two more fully automated production lines also to be built by Ismeca and set up in Ireland under Celestica’s management. As we review the availability of financial resources necessary to support such a commitment, there are a number of directions to be considered- straight debt, convertible debt, convertible preferred and equity. One of the steps we’ve taken in preparation is to file a shelf registration statement of 1.5 million common shares to provide flexibility to take the most attractive approach. We have no obligation to sell those shares but depending on the circumstance, including the price of our shares at that time, we will have the ability to react more quickly.

While preparations for high volume production of the "24/7" Power Pack is occupying the bulk of our team’s time and attention, they are also making progress on our program for developing larger fuel cells for applications that require greater power. These more powerful fuel cells are based on the platform we announced a few months ago when we developed a 15 watt, 12 volt fuel cell that ran for 12 hours on one fueling. At that time, we stated our intention to develop products using our greater power capabilities, including a universal charger capable of charging laptops and other devices. Ultimately, our program for this new platform technology involves building up to at least a one kilowatt product. We have begun a dialogue with various public utilities which we hope will eventuate in a joint development program for the use of a range of “24/7” Power Pack products to meet their needs for longer lasting power. There are a broad range of utility applications we would look to satisfy. These include powering handheld wireless devices and fixed wireless routers and communication units for measuring and billing customer power usage; demand side management by providing alternative power for peak periods, such as stand-by generators; and providing sufficient power to government and business during disaster recovery periods. Our scientists see this road map as approximately a two year development program.

The CellScan Program

Our Cell Kinetics team, led by its CEO Dr. Asaf Ben Arye, has been moving assiduously on securing a CE Mark and ISO certifications and moving the FDA 510K certification program. As soon as we can get FDA approval of our proposed testing protocol, we expect to start FDA testing. At the same time, we are upgrading and assembling CellScan units with new grids having the coating that allows the cells to live much longer and proliferate, for use by leading scientists at Memorial Sloan Kettering and other institutions that have shown a strong interest in working with the CellScan. One of the exciting areas they will be looking at, using the unique capability of the CellScan for detecting, stimulating and following rare cells, is seeking to identify cancer stem cells that are thought to be the cells that create the cancer and to develop drugs to kill those cells. As previously noted, our plan is to create value for the Medis shareholders by

Medis Technologies Ltd. August 8, 2006	Page 3

separating Cell Kinetics and towards that end our tax attorneys are seeking appropriate rulings from Israeli tax authorities."

Management will also conduct a conference call that morning on Tuesday, August 8, 2006 at 11:00 a.m. Eastern Time to discuss these results and the current status of its business operations. Interested parties may participate in the call by dialing 866-820-1713 (Domestic) or 706-643-3137 (International) approximately 10 minutes before the call is scheduled to begin and ask to be connected to the Medis conference call or conference code #3708600. A recorded replay of the call will be available until 5:00 p.m. Eastern Time on Tuesday, August 15, 2006. Listeners may dial 800-642-1687 (Domestic) or 706-645-9291 (International) and use the code #3708600 for the replay. The call will also be simultaneously broadcast over the Internet. To listen to the live webcast, please go to www.medistechnologies.com and click on the conference call link, or go directly to http://audioevent.mshow.com/305447. The conference call will be archived and accessible for approximately 30 days if you are unable to listen to the live call.

Medis Technologies’ primary focus is on direct liquid fuel cell technology. Its business strategy is to sell its products to end users through retail outlets, service providers and to the military and other markets. Medis has also developed the CellScan with many potential applications relating to disease diagnostics and chemo sensitivity. Additionally, Medis’ product pipeline includes other technologies, in varying stages of development.

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases you can identify those so-called “forward looking statements” by words such as “may,” “will,” “should,” “expects,” plans,” “targets,” “believes,” “anticipates,” “estimates,” “predicts,” “potential,” or “continue” or the negative of those words and other comparable words. These forward looking statements are subject to risks and uncertainties, product tests, commercialization risks, availability of financing and results of financing efforts that could cause actual results to differ materially from historical results or those anticipated. Further information regarding these and other risks is described from time to time in the Company’s filings with the SEC. We assume no obligation to update or alter our forward-looking statements made in this release or in any periodic report filed by us under the Securities Exchange Act of 1934 or any other document, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

This press release is available on Medis’ web site at www.medistechnologies.com.

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(Table to follow)

Medis Technologies Ltd. August 8, 2006	Page 4

MEDIS TECHNOLOGIES LTD. SUMMARY OF RESULTS June 30, 2006 (In thousands, except per share amounts) (See notes below)

Statements of	Three Months	Three Months	Six Months	Six Months
Operations Data	Ended	Ended	Ended	Ended
	June 30,	June 30,	June 30,	June 30,
	2005	2006	2005	2006
	(Unaudited)

R&D costs, net	$2,550	$4,113	$6,290	$8,082
SG&A expenses	1,192	1,456	2,441	2,881
Amortization of intangible assets	52	52	104	104
Operating loss	(3,794)	(5,621)	(8,835)	(11,067)
Other income (expenses), net	49	(8,101)	122	(8,551)
Net loss	$(3,745)	$(13,722)	$(8,713)	$(19,618)
Net loss per share - basic and diluted	$(.14)	$(.44)	$(.32)	$(.66)

Weighted-average common shares used in computing basic and diluted net loss per share	27,305	31,031	27,197	29,638

	December 31,	June 30,
Selected Balance Sheet Data	2005	2006
		(Unaudited)

Cash and cash equivalents	$35,295	$34,433
Short-term investments	13,500	5,915
Working capital	46,401	40,968
Property and equipment, net	7,475	10,582
Debt issuance costs, net	2,928	—
Goodwill and intangible assets, net	58,669	58,565
Total assets	120,400	114,451
Convertible Senior Notes, net	48,760	—
Other long-term liabilities	2,339	2,392
Stockholders’ equity	65,377	108,774

Medis Technologies Ltd. August 8, 2006	Page 5

NOTES

On April 26 and May 8, 2006, the Company completed transactions to exchange its commons stock for the entire $49,000,000 principal amount of its outstanding 6% Senior Convertible Notes whereby holders of the Company’s notes exchanged their notes for an aggregate of 3,101,874 of the Company’s common shares. This number includes 269,500 common shares, valued at $30 per share, in lieu of future interest payments had such notes remained outstanding until their maturity, after giving effect to an eighteen month waiver of such payments. During the second quarter of 2006, the Company recorded financing charges related to the exchange transactions of approximately $8,491,000, which consists of the value of the shares issued in lieu of future interest payments of $8,266,000, amortization of the remaining balance of beneficial conversion features of $220,000 and out of pocket costs incurred in connection with the exchange transactions. The Company recorded the remaining unamortized balance of the debt issuance costs as of the dates of the exchanges of approximately $2,747,000 as a reduction to additional paid-in capital.

Financial information included in the Summary of Results has been derived from the Company’s unaudited condensed interim consolidated financial statements (“interim statements”) as of and for the three months ended June 30, 2006. The interim statements should be read in conjunction with the Company’s annual financial statements as of December 31, 2005 and the year then ended, together with the accompanying notes.

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